SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 48)

PEOPLESOFT, INC.

(Name of Subject Company)

PEOPLESOFT, INC.

(Name of Person Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

712713106

(CUSIP Number of Class of Securities)

David A. Duffield, Chief Executive Officer
Kevin T. Parker, Co-President and Chief Financial Officer
W. Philip Wilmington, Co-President
PeopleSoft, Inc.
4460 Hacienda Drive, Pleasanton, California 94588-8618
(925) 225-3000

(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)

COPIES TO:

Douglas D. Smith, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, California 94104
(415) 393-8200

     ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Purpose of Amendment

     The purpose of this amendment is to amend and supplement Item 8 in the Solicitation/Recommendation Statement on
Schedule 14D-9 previously filed by PeopleSoft, Inc. (“PeopleSoft” or the “Company”) on June 12, 2003 and subsequently amended, and to add additional exhibits to Item 9 and amend the exhibit index accordingly.

Item 8. Additional Information

Public Announcements

     On November 20, 2004, the Company issued a press release, a copy of which is attached as exhibit (a)(133) to this Schedule 14D-9 and is incorporated herein by this reference.

     On November 20, 2004, the Company sent a letter to Lawrence Ellison, Chief Executive Officer and Jeffrey Henley, Chairman of Oracle Corporation, and issued a press release publishing the full text of the letter. A copy of the press release is attached as exhibit (a)(134) to this Schedule 14D-9 and is incorporated herein by this reference.

Employee and Customer Correspondence

     On November 20, 2004, PeopleSoft sent a letter to its employees and a letter to its customers, copies of which are attached as exhibits (a)(135) and (a)(136), respectively, to this Schedule 14D-9 and are incorporated herein by this reference.

Item 9. Materials to Be Filed as Exhibits

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)

(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)

(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)
(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29,2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)(22)
(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)

(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)(34)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004(34)
(a)(109)	Press release issued by PeopleSoft on September 9, 2004(35)
(a)(110)	Letter sent to PeopleSoft employees on September 9, 2004(35)
(a)(111)	Letter sent to PeopleSoft customers on September 9, 2004(36)
(a)(112)	Letter sent to PeopleSoft prospective clients on September 10, 2004(36)
(a)(113)	Excerpts from transcript of Connect 2004 keynote address(37)
(a)(114)	Excerpts from transcript of Connect 2004 media and analyst news conference(37)
(a)(115)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(116)	Press release issued by PeopleSoft on September 23, 2004(37)
(a)(117)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(118)	E-mail sent to PeopleSoft employees on October 18, 2004(41)
(a)(119)	Excerpts from transcript of conference call held by PeopleSoft on October 21, 2004(41)
(a)(120)	Press release issued by PeopleSoft on October 26, 2004(41)
(a)(121)	Press release issued by PeopleSoft on November 1, 2004(42)
(a)(122)	Press release issued by PeopleSoft on November 10, 2004(43)
(a)(123)	Transcript of conference call held by PeopleSoft on November 10, 2004(43)
(a)(124)	Letter sent to PeopleSoft employees on November 10, 2004(43)
(a)(125)	Letter sent to PeopleSoft customers on November 10, 2004(43)
(a)(126)	Press release issued by PeopleSoft on November 11, 2004(43)
(a)(127)	Investor presentation materials(43)
(a)(128)	Investor presentation materials(44)
(a)(129)	E-mail sent to PeopleSoft employees on November 15, 2004(44)
(a)(130)	Press release issued by PeopleSoft on November 16, 2004(44)
(a)(131)	Letter sent to Larry Ellison, Chief Executive Officer of Oracle Corporation, on November 18, 2004(45)
(a)(132)	E-mail sent to PeopleSoft employees on November 17, 2004(46)
(a)(133)	Press release issued by PeopleSoft on November 20, 2004
(a)(134)	Press release issued by PeopleSoft on November 20, 2004
(a)(135)	Letter sent to PeopleSoft employees on November 20, 2004
(a)(136)	Letter sent to PeopleSoft customers on November 20, 2004
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy—Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy—Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders (22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy—Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of June 14, 2004(29)
(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the “The Government Rests” weblog posting(31)
(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings(34)
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)(34)
(e)(28)	Terms of Amended Customer Assurance Program approved October 11, 2004(38)
(e)(28)(a)	Terms of Amended Customer Assurance Program approved October 11, 2004 (corrected)(39)
(e)(29)	Separation Agreement and General Release, dated October 12, 2004, by and between Ram Gupta and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(30)	Retention Agreement, entered into on October 18, 2004, by and between Guy Dubois and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(31)	Separation Agreement, dated October 18, 2004, by and between Craig Conway and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(32)	Amended Executive Severance Policy—Presidents, Co-Presidents and Executive Vice Presidents, amended as of October 1, 2004 (incorporated by reference to Exhibit 10.8 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)
(e)(33)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of September 15, 2004 (incorporated by reference to Exhibit 10.9 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.

(34)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 34 to Schedule 14D-9 filed with the SEC August 12, 2004.

(35)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 35 to Schedule 14D-9 filed with the SEC September 9, 2004.

(36)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 36 to Schedule 14D-9 filed with the SEC September 10, 2004.

(37)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 38 to Schedule 14D-9 filed with the SEC October 5, 2004.

(38)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 39 to Schedule 14D-9 filed with the SEC October 12, 2004.

(39)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 40 to Schedule 14D-9 filed with the SEC October 12, 2004.

(40)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 41 to Schedule 14D-9 filed with the SEC October 18, 2004.

(41)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 42 to Schedule 14D-9 filed with the SEC October 29, 2004.

(42)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 43 to Schedule 14D-9 filed with the SEC November 2, 2004.

(43)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 44 to Schedule 14D-9 filed with the SEC November 12, 2004.

(44)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 45 to Schedule 14D-9 filed with the SEC November 18, 2004.

(45)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 46 to Schedule 14D-9 filed with the SEC November 18, 2004.

(46)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 47 to Schedule 14D-9 filed with the SEC November 18, 2004.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

PEOPLESOFT, INC.

	By:	/s/ KEVIN T. PARKER

Kevin T. Parker Co-President and Chief Financial Officer

Date: November 22, 2004

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25,

2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)
(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)

(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29,2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)(22)
(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)

(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)(34)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004(34)
(a)(109)	Press release issued by PeopleSoft on September 9, 2004(35)
(a)(110)	Letter sent to PeopleSoft employees on September 9, 2004(35)
(a)(111)	Letter sent to PeopleSoft customers on September 9, 2004(36)
(a)(112)	Letter sent to PeopleSoft prospective clients on September 10, 2004(36)
(a)(113)	Excerpts from transcript of Connect 2004 keynote address(37)
(a)(114)	Excerpts from transcript of Connect 2004 media and analyst news conference(37)
(a)(115)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(116)	Press release issued by PeopleSoft on September 23, 2004(37)
(a)(117)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(118)	E-mail sent to PeopleSoft employees on October 18, 2004(41)
(a)(119)	Excerpts from transcript of conference call held by PeopleSoft on October 21, 2004(41)
(a)(120)	Press release issued by PeopleSoft on October 26, 2004(41)
(a)(121)	Press release issued by PeopleSoft on November 1, 2004(42)
(a)(122)	Press release issued by PeopleSoft on November 10, 2004(43)
(a)(123)	Transcript of conference call held by PeopleSoft on November 10, 2004(43)
(a)(124)	Letter sent to PeopleSoft employees on November 10, 2004(43)
(a)(125)	Letter sent to PeopleSoft customers on November 10, 2004(43)
(a)(126)	Press release issued by PeopleSoft on November 11, 2004(43)
(a)(127)	Investor presentation materials(43)
(a)(128)	Investor presentation materials(44)
(a)(129)	E-mail sent to PeopleSoft employees on November 15, 2004(44)
(a)(130)	Press release issued by PeopleSoft on November 16, 2004(44)
(a)(131)	Letter sent to Larry Ellison, Chief Executive Officer of Oracle Corporation, on November 18, 2004(45)
(a)(132)	E-mail sent to PeopleSoft employees on November 17, 2004(46)
(a)(133)	Press release issued by PeopleSoft on November 20, 2004
(a)(134)	Press release issued by PeopleSoft on November 20, 2004
(a)(135)	Letter sent to PeopleSoft employees on November 20, 2004
(a)(136)	Letter sent to PeopleSoft customers on November 20, 2004
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy—Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy—Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders (22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy—Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of June 14, 2004(29)
(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the “The Government Rests” weblog posting(31)
(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings(34)
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)(34)
(e)(28)	Terms of Amended Customer Assurance Program approved October 11, 2004(38)
(e)(28)(a)	Terms of Amended Customer Assurance Program approved October 11, 2004 (corrected)(39)
(e)(29)	Separation Agreement and General Release, dated October 12, 2004, by and between Ram Gupta and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(30)	Retention Agreement, entered into on October 18, 2004, by and between Guy Dubois and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(31)	Separation Agreement, dated October 18, 2004, by and between Craig Conway and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(32)	Amended Executive Severance Policy—Presidents, Co-Presidents and Executive Vice Presidents, amended as of October 1, 2004 (incorporated by reference to Exhibit 10.8 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)
(e)(33)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of September 15, 2004 (incorporated by reference to Exhibit 10.9 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.

(34)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 34 to Schedule 14D-9 filed with the SEC August 12, 2004.

(35)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 35 to Schedule 14D-9 filed with the SEC September 9, 2004.

(36)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 36 to Schedule 14D-9 filed with the SEC September 9, 2004.

(37)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 38 to Schedule 14D-9 filed with the SEC October 5, 2004.

(38)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 39 to Schedule 14D-9 filed with the SEC October 12, 2004.

(39)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 40 to Schedule 14D-9 filed with the SEC October 12, 2004.

(40)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 41 to Schedule 14D-9 filed with the SEC October 18, 2004.

(41)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 42 to Schedule 14D-9 filed with the SEC October 29, 2004.

(42)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 43 to Schedule 14D-9 filed with the SEC November 2, 2004.

(43)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 44 to Schedule 14D-9 filed with the SEC November 12, 2004.

(44)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 45 to Schedule 14D-9 filed with the SEC November 18, 2004.

(45)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 46 to Schedule 14D-9 filed with the SEC November 18, 2004.

(46)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 47 to Schedule 14D-9 filed with the SEC November 18, 2004.